EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-___) pertaining to the Crawford & Company U. K. Sharesave Scheme of our reports dated March 9, 2006, with respect to the consolidated financial statements of Crawford & Company incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2005, Crawford & Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Crawford & Company, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
January 25, 2007

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